Exhibit 99.1

Jack in the Box Inc. Reports Third Quarter FY 2015 Earnings; Updates Guidance for FY 2015; Declares Quarterly Cash Dividend

SAN DIEGO--(BUSINESS WIRE)--August 5, 2015--Jack in the Box Inc. (NASDAQ: JACK) today reported earnings from continuing operations of $28.4 million, or $0.75 per diluted share, for the third quarter ended July 5, 2015, compared with earnings from continuing operations of $26.1 million, or $0.64 per diluted share, for the third quarter of fiscal 2014.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, were $0.76 in the third quarter of fiscal 2015 compared with $0.65 in the prior year quarter.

A reconciliation of non-GAAP measurements to GAAP results is provided below, with additional information included in the attachment to this release. Figures may not add due to rounding.

	12 Weeks Ended		40 Weeks Ended
	July 5, 2015	July 6, 2014	July 5, 2015	July 6, 2014
Diluted earnings per share from continuing operations – GAAP	$0.75	$0.64	$2.30	$1.82
Restructuring charges	–	0.01	–	0.13
Losses (gains) from refranchising	–	–	0.07	(0.03)
Operating earnings per share – Non-GAAP	$0.76	$0.65	$2.37	$1.91

Lenny Comma, chairman and chief executive officer, said, “We’re pleased with our third quarter performance, which culminated in a 17 percent increase in operating earnings per share resulting from solid same-store sales growth and margin expansion at both Jack in the Box® and Qdoba Mexican Grill®. We continued to use our growing free cash flow to return cash to shareholders, and recently amended our credit facility to provide us with more than $400 million of additional borrowing capacity to support our strategic priorities.”

Increase in same-store sales:

	12 Weeks Ended July 5, 2015	12 Weeks Ended July 6, 2014	40 Weeks Ended July 5, 2015	40 Weeks Ended July 6, 2014

Jack in the Box:
Company	5.5%	2.4%	5.4%	1.8%
Franchise	7.9%	2.4%	7.0%	1.7%
System	7.3%	2.4%	6.6%	1.7%
Qdoba:
Company	6.6%	7.2%	9.1%	5.2%
Franchise	9.0%	7.7%	11.4%	5.6%
System	7.7%	7.5%	10.2%	5.4%

“Jack in the Box system same-store sales increased 7.3 percent for the quarter, and company same-store sales increased 5.5 percent. Transactions drove approximately 30 percent of the company growth, and sales were strong across all dayparts, with breakfast and dinner the best performing, followed closely by late night,” Comma said.

Jack in the Box system same-store sales growth for the quarter of 7.3 percent exceeded that of the QSR sandwich segment by 5.5 percentage points for the comparable period, according to The NPD Group’s SalesTrack® Weekly for the 12-week time period ended July 5, 2015. Included in this segment are 16 of the top QSR sandwich and burger chains in the country.

“Qdoba same-store sales increased 7.7 percent system-wide and 6.6 percent for company restaurants in the third quarter, as the simplified menu pricing structure continued to drive average check growth. Our company performance also benefited from another quarter of double-digit growth in catering sales,” Comma said. “Although transactions at company restaurants declined 1.1 percent for the quarter, on a two-year basis, transactions grew 1.6 percent, representing an acceleration from the previous two quarters.”

Consolidated restaurant operating margin increased by 270 basis points to 21.8 percent of sales in the third quarter of 2015, compared with 19.1 percent of sales in the year-ago quarter. Restaurant operating margin for Jack in the Box company restaurants increased 360 basis points to 22.0 percent of sales. The improvement was due primarily to sales leverage, lower food and packaging costs, and the benefit of refranchising, which were partially offset by the impact of the increase in the California minimum wage in July 2014. Food and packaging costs as a percentage of sales decreased due to the benefit of price increases and favorable product mix changes, as well as commodity deflation of approximately 1.1 percent in the quarter. Restaurant operating margin for Qdoba company restaurants increased 80 basis points to 21.4 percent of sales, due primarily to sales leverage, including the benefit of the new menu pricing structure, and commodity deflation of approximately 2.2 percent, which were partially offset by an increase in labor staffing, higher credit card fees and costs associated with a new catering call center.

Franchise costs as a percentage of franchise revenues improved to 47.9 percent in the third quarter from 50.6 percent in the prior year quarter. The improvement was due primarily to higher royalty revenue for both brands and higher rental income from Jack in the Box franchised restaurants resulting from increases in franchise average unit volumes.

SG&A expense for the third quarter increased by $3.6 million and was 14.2 percent of revenues as compared to 13.6 percent in the prior year quarter. Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans negatively impacted SG&A by $1.0 million in the third quarter of 2015 as compared to a positive impact of $2.8 million in the third quarter of 2014, resulting in a year-over-year increase in SG&A of $3.8 million. The increase also reflects a $1.2 million increase in pension expense. These increases were partially offset by a $1.7 million decrease in Qdoba advertising costs due primarily to the timing of marketing activities.

Impairment and other charges, net, increased by $2.1 million in the third quarter due primarily to a $2.2 million (or approximately $0.035 per diluted share) charge relating to the replacement of beverage equipment.

The tax rate for the third quarter increased to 38.2 percent versus 33.8 percent in the prior year quarter due primarily to an increase in operating earnings before income taxes and a decrease in the market performance of insurance products used to fund the company’s non-qualified retirement plans. Changes in the cash value of the insurance products are excluded from taxable income.

In the third quarter of 2013, following the completion of the company’s previously disclosed review of market performance for its Qdoba brand, 62 company-operated Qdoba restaurants were closed, and the results of operations, impairment charges, lease obligations and other exit costs for these restaurants are included in discontinued operations in the accompanying consolidated statements of earnings for all periods presented. Discontinued operations for the third quarter of fiscal 2015 include after-tax charges related to the Qdoba restaurant closures of approximately $0.04 per diluted share, as compared to $0.03 for the third quarter of fiscal 2014.

Capital Allocation

The company repurchased approximately 862,000 shares of its common stock in the third quarter of 2015 at an average price of $86.98 per share for an aggregate cost of $75.0 million. Year-to-date through the third quarter, the company has repurchased approximately 2,946,000 shares at an average price of $85.38 per share, for an aggregate cost of $251.6 million. This leaves $65.5 million remaining under a $100 million stock-buyback program authorized by the company’s Board of Directors in May 2015, which expires in November 2016.

The company also announced today that on July 30, 2015, its Board of Directors declared a quarterly cash dividend of $0.30 per share on the company’s common stock. The dividend is payable on September 9, 2015, to shareholders of record at the close of business on August 26, 2015.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the fourth quarter and fiscal year ending September 27, 2015. Fiscal 2015 is a 52-week year, with 16 weeks in the first quarter, and 12 weeks in each of the second, third and fourth quarters.

Fourth quarter fiscal year 2015 guidance

  Same-store sales increase of approximately 3.5 to 5.5 percent at Jack in the Box company restaurants versus a 3.1 percent increase in the year-ago quarter.
  Same-store sales increase of approximately 5.0 to 7.0 percent at Qdoba company restaurants versus a 7.1 percent increase in the year-ago quarter.

Fiscal year 2015 guidance

  Same-store sales increase of approximately 5.0 to 5.5 percent at Jack in the Box company restaurants.
  Same-store sales increase of approximately 8.0 to 8.5 percent at Qdoba company restaurants.
  Overall commodity cost inflation of approximately 1.5 to 2.0 percent for the full year.
  Consolidated restaurant operating margin of approximately 20.0 percent, depending on same-store sales and commodity inflation.
  SG&A as a percentage of revenue of approximately 14.0 percent as compared to 13.9 percent in fiscal 2014. The increase in fiscal 2015 reflects higher incentive compensation, higher pre-opening costs related to Qdoba growth, and $5.0 million of higher pension expense.
  Impairment and other charges as a percentage of revenue of approximately 90 basis points, excluding restructuring charges. This includes charges relating to the replacement of beverage equipment, which are expected to negatively impact fiscal 2015 diluted earnings per share by approximately $0.06, including approximately $0.03 in the fourth quarter.
  Approximately 15 to 20 new Jack in the Box restaurants opening system-wide.
  Approximately 40 to 45 new Qdoba restaurants, of which approximately 15 to 20 are expected to be company locations.
  Capital expenditures of $90 to $100 million.
  Tax rate of approximately 37.0 to 37.5 percent.
  Operating earnings per share, which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, ranging from $2.97 to $3.03 in fiscal 2015 as compared to operating earnings per share of $2.45 in fiscal 2014. This guidance includes the expected $0.06 charge relating to the replacement of beverage equipment.

Conference call

The company will host a conference call for financial analysts and investors on Thursday, August 6, 2015, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be webcast live over the Internet via the Jack in the Box Inc. corporate website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on August 6.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 600 restaurants in 47 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

Operating earnings per share, a non-GAAP measure, is defined by the company as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising. Management believes this non-GAAP financial measure provides important supplemental information to assist investors in analyzing the performance of the company’s core business. In addition, the company uses operating earnings per share in establishing performance goals for purposes of executive compensation. The company encourages investors to rely upon its GAAP numbers but includes this non-GAAP financial measure as a supplemental metric to assist investors. This non-GAAP financial measure should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, this non-GAAP financial measure used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP operating earnings per share to the most directly comparable GAAP measure, diluted earnings per share from continuing operations. Figures may not add due to rounding.

	12 Weeks Ended		40 Weeks Ended
	July 5, 2015	July 6, 2014	July 5, 2015	July 6, 2014
Diluted earnings per share from continuing operations – GAAP	$0.75	$0.64	$2.30	$1.82
Restructuring charges	–	0.01	–	0.13
Losses (gains) from refranchising	–	–	0.07	(0.03)
Operating earnings per share – Non-GAAP	$0.76	$0.65	$2.37	$1.91

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)
(Unaudited)

	Quarter		Year-to-date
	July 5,	July 6,	July 5,	July 6,
	2015	2014	2015	2014
Revenues:
Company restaurant sales	$270,655	$264,398	$891,455	$861,000
Franchise revenues	88,851	84,094	294,794	278,444
	359,506	348,492	1,186,249	1,139,444
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	82,649	84,459	279,790	274,119
Payroll and employee benefits	72,896	71,733	241,648	237,165
Occupancy and other	56,103	57,671	187,602	189,378
Total company restaurant costs	211,648	213,863	709,040	700,662
Franchise costs	42,536	42,563	142,736	140,070
Selling, general and administrative expenses	50,986	47,422	166,553	155,238
Impairment and other charges, net	3,758	1,668	8,068	12,633
Losses (gains) on the sale of company-operated restaurants	183	(24)	4,353	(2,242)
	309,111	305,492	1,030,750	1,006,361
Earnings from operations	50,395	43,000	155,499	133,083
Interest expense, net	4,504	3,535	13,937	12,388
Earnings from continuing operations and before income taxes	45,891	39,465	141,562	120,695
Income taxes	17,528	13,338	52,739	43,294
Earnings from continuing operations	28,363	26,127	88,823	77,401
Losses from discontinued operations, net of income tax benefit	(1,532)	(1,424)	(3,152)	(4,611)
Net earnings	$26,831	$24,703	$85,671	$72,790

Net earnings per share - basic:
Earnings from continuing operations	$0.76	$0.66	$2.34	$1.87
Losses from discontinued operations	(0.04)	(0.04)	(0.08)	(0.11)
Net earnings per share (1)	$0.72	$0.62	$2.26	$1.76
Net earnings per share - diluted:
Earnings from continuing operations	$0.75	$0.64	$2.30	$1.82
Losses from discontinued operations	(0.04)	(0.03)	(0.08)	(0.11)
Net earnings per share (1)	$0.71	$0.61	$2.22	$1.71

Weighted-average shares outstanding:
Basic	37,106	39,692	37,980	41,320
Diluted	37,661	40,787	38,630	42,605

Cash dividends declared per common share	$0.30	$0.20	$0.70	$0.20

(1) Earnings per share may not add due to rounding.

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)

	July 5,	September 28,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$17,706	$10,578
Accounts and other receivables, net	54,784	50,014
Inventories	7,448	7,481
Prepaid expenses	40,467	36,314
Deferred income taxes	37,377	36,810
Assets held for sale	13,440	4,766
Other current assets	1,494	597
Total current assets	172,716	146,560
Property and equipment, at cost	1,530,709	1,519,947
Less accumulated depreciation and amortization	(826,691)	(797,818)
Property and equipment, net	704,018	722,129
Intangible assets, net	14,955	15,604
Goodwill	149,042	149,074
Other assets, net	234,883	237,298
	$1,275,614	$1,270,665
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$18,483	$10,871
Accounts payable	26,064	31,810
Accrued liabilities	172,484	163,626
Total current liabilities	217,031	206,307
Long-term debt, net of current maturities	640,076	497,012
Other long-term liabilities	312,309	309,435
Stockholders’ equity:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 81,070,256 and 80,127,387 issued, respectively	811	801
Capital in excess of par value	399,180	356,727
Retained earnings	1,303,892	1,244,897
Accumulated other comprehensive loss	(91,747)	(90,132)
Treasury stock, at cost, 44,517,922 and 41,571,752 shares, respectively	(1,505,938)	(1,254,382)
Total stockholders’ equity	106,198	257,911
	$1,275,614	$1,270,665

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Year-to-date
	July 5,	July 6,
	2015	2014
Cash flows from operating activities:
Net earnings	$85,671	$72,790
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	68,205	70,585
Deferred finance cost amortization	1,690	1,677
Excess tax benefits from share-based compensation arrangements	(17,781)	(15,167)
Deferred income taxes	(4,046)	(84)
Share-based compensation expense	10,041	8,128
Pension and postretirement expense	14,423	10,585
Gains on cash surrender value of company-owned life insurance	(1,960)	(8,312)
Losses (gains) on the sale of company-operated restaurants	4,353	(2,242)
Losses on the disposition of property and equipment	1,074	1,051
Impairment charges and other	4,813	8,543
Loss on early retirement of debt	—	789
Changes in assets and liabilities, excluding acquisitions and dispositions:
Accounts and other receivables	(6,895)	(9,376)
Inventories	33	(516)
Prepaid expenses and other current assets	20,760	(4,647)
Accounts payable	690	(3,035)
Accrued liabilities	4,215	6,950
Pension and postretirement contributions	(14,359)	(14,107)
Other	(5,782)	(9,689)
Cash flows provided by operating activities	165,145	113,923
Cash flows from investing activities:
Purchases of property and equipment	(54,832)	(43,825)
Purchases of assets intended for sale and leaseback	(8,323)	(19)
Proceeds from the sale of assets	—	5,698
Proceeds from the sale of company-operated restaurants	2,651	8,199
Collections on notes receivable	5,648	2,555
Acquisitions of franchise-operated restaurants	—	(1,750)
Other	1,888	2,838
Cash flows used in investing activities	(52,968)	(26,304)
Cash flows from financing activities:
Borrowings on revolving credit facilities	742,000	618,000
Repayments of borrowings on revolving credit facilities	(698,000)	(460,000)
Proceeds from issuance of debt	300,000	200,000
Principal repayments on debt	(198,217)	(193,262)
Debt issuance costs	(1,942)	(3,607)
Dividends paid on common stock	(26,556)	(7,990)
Proceeds from issuance of common stock	14,590	27,069
Repurchases of common stock	(254,668)	(284,258)
Excess tax benefits from share-based compensation arrangements	17,781	15,167
Change in book overdraft	—	1,507
Cash flows used in financing activities	(105,012)	(87,374)
Effect of exchange rate changes on cash and cash equivalents	(37)	3
Net increase in cash and cash equivalents	7,128	248
Cash and cash equivalents at beginning of period	10,578	9,644
Cash and cash equivalents at end of period	$17,706	$9,892

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table presents certain income and expense items included in our condensed consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

CONSOLIDATED STATEMENTS OF EARNINGS DATA

	Quarter		Year-to-date
	July 5,	July 6,	July 5,	July 6,
	2015	2014	2015	2014
Revenues:
Company restaurant sales	75.3%	75.9%	75.1%	75.6%
Franchise revenues	24.7%	24.1%	24.9%	24.4%
Total revenues	100.0%	100.0%	100.0%	100.0%
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	30.5%	31.9%	31.4%	31.8%
Payroll and employee benefits (1)	26.9%	27.1%	27.1%	27.5%
Occupancy and other (1)	20.7%	21.8%	21.0%	22.0%
Total company restaurant costs (1)	78.2%	80.9%	79.5%	81.4%
Franchise costs (1)	47.9%	50.6%	48.4%	50.3%
Selling, general and administrative expenses	14.2%	13.6%	14.0%	13.6%
Impairment and other charges, net	1.0%	0.5%	0.7%	1.1%
Losses (gains) on the sale of company-operated restaurants	0.1%	—%	0.4%	(0.2)%
Earnings from operations	14.0%	12.3%	13.1%	11.7%
Income tax rate (2)	38.2%	33.8%	37.3%	35.9%

(1) As a percentage of the related sales and/or revenues.
(2) As a percentage of earnings from continuing operations and before income taxes.

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table presents Jack in the Box and Qdoba company restaurant sales, costs and costs as a percentage of the related sales. Percentages may not add due to rounding.

SUPPLEMENTAL COMPANY-OPERATED RESTAURANTS STATEMENTS OF EARNINGS DATA
(Dollars in thousands)

	Quarter				Year-to-date
	July 5, 2015		July 6, 2014		July 5, 2015		July 6, 2014
Jack in the Box:
Company restaurant sales	$179,451		$180,129		$605,786		$605,206
Company restaurant costs:
Food and packaging	55,218	30.8%	58,909	32.7%	192,906	31.8%	197,419	32.6%
Payroll and employee benefits	49,599	27.6%	49,860	27.7%	167,227	27.6%	168,313	27.8%
Occupancy and other	35,115	19.6%	38,147	21.2%	119,797	19.8%	125,965	20.8%
Total company restaurant costs	$139,932	78.0%	$146,916	81.6%	$479,930	79.2%	$491,697	81.2%
Restaurant margin	$39,519	22.0%	$33,213	18.4%	$125,856	20.8%	$113,509	18.8%
Qdoba:
Company restaurant sales	$91,204		$84,269		$285,669		$255,794
Company restaurant costs:
Food and packaging	27,431	30.1%	25,550	30.3%	86,884	30.4%	76,700	30.0%
Payroll and employee benefits	23,297	25.5%	21,873	26.0%	74,421	26.1%	68,852	26.9%
Occupancy and other	20,988	23.0%	19,524	23.2%	67,805	23.7%	63,413	24.8%
Total company restaurant costs	$71,716	78.6%	$66,947	79.4%	$229,110	80.2%	$208,965	81.7%
Restaurant margin	$19,488	21.4%	$17,322	20.6%	$56,559	19.8%	$46,829	18.3%

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table presents the detail of our franchise revenues and costs (dollars in thousands):

	Quarter		Year-to-date
	July 5, 2015	July 6, 2014	July 5, 2015	July 6, 2014
Royalties	$35,936	$33,014	$117,659	$107,994
Rental income	52,325	50,276	173,874	166,523
Franchise fees and other	590	804	3,261	3,927
Total franchise revenues	$88,851	$84,094	$294,794	$278,444

Rental expense	$31,388	$31,318	$105,187	$103,442
Depreciation and amortization	7,656	7,784	25,485	26,131
Other franchise support costs	3,492	3,461	12,064	10,497
Total franchise costs	$42,536	$42,563	$142,736	$140,070
Franchise margin	$46,315	$41,531	$152,058	$138,374
Franchise margin as a % of franchise revenues	52.1%	49.4%	51.6%	49.7%

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table summarizes the year-to-date changes in the number and mix of Jack in the Box and Qdoba company and franchise restaurants:

	July 5, 2015			July 6, 2014
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of year	431	1,819	2,250	465	1,786	2,251
New	2	12	14	—	10	10
Refranchised	(21)	21	—	(14)	14	—
Acquired from franchisees	7	(7)	—	4	(4)	—
Closed	(6)	(10)	(16)	—	(9)	(9)
End of period	413	1,835	2,248	455	1,797	2,252
% of Jack in the Box system	18%	82%	100%	20%	80%	100%
% of consolidated system	57%	85%	78%	60%	85%	78%
Qdoba:
Beginning of year	310	328	638	296	319	615
New	8	15	23	13	17	30
Closed	(4)	(9)	(13)	(1)	(12)	(13)
End of period	314	334	648	308	324	632
% of Qdoba system	48%	52%	100%	49%	51%	100%
% of consolidated system	43%	15%	22%	40%	15%	22%
Consolidated:
Total system	727	2,169	2,896	763	2,121	2,884
% of consolidated system	25%	75%	100%	26%	74%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291